Exhibit 10.19

Second Amendment to Real Estate License Agreement

This Second Amendment to Real Estate License Agreement, dated June 28, 2017 (this "Second Amendment"), is entered into by and between Cue Biopharma, Inc. (f/k/a Imagen Biopharma, Inc.), a Delaware corporation ("Licensee"), and Mass Innovation Labs, LLC, a Delaware limited liability company ("Licensor").

WHEREAS, Licensor and Licensee are parties to a certain Real Estate License Agreement dated July 29, 2016 ("Agreement"), which was subsequently amended on November 14, 2016 ("First Amendment"), whereby Licensor granted Licensee a license for certain Licensed Premises (as defined in the Agreement and amended by the First Amendment);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the Agreement and First Amendment and is not in default of any covenants or obligations contained in the Agreement and/or First Amendment; and

WHEREAS, Licensor and Licensee desire to amend the Agreement in certain respects as set forth herein.

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Licensor and Licensee agree as follows:

Section 1 (License): The following shall be added to the end of Section 1 of the Agreement:

Effective July 1, 2017 the Licensed Premises shall also include Offices 2128 and 2129 located on the second floor of the Building.

Section 3 (License Fee): The following shall be added to the end of Section 3 of the Agreement:

Effective July 1, 2017, the License Fee shall increase to $177,500 per month and Exhibit 3 of the Agreement shall be removed and replaced with Exhibit 3: Lease Fee Schedule attached to the Second Amendment.

In addition to the License Fee payment due on July 1, 2017, Licensee shall pay an additional $7,500, which will be applied to the last month of the Term of the Agreement (April 1, 2018 through April 30, 2018).

Section 7 (Modifications to Licensed Premises): The following shall be added to the end of Section 7:

Notwithstanding the foregoing, Licensee shall be permitted to make the modifications as set forth in Exhibit 5 ("Modifications"); provided, however, that (i) the Modifications shall be fully performed by Build-It Construction (or other contractor approved by Licensor), in conjunction with Licensor's oversight and final approval; (ii) the Modifications shall be substantially similar to those set forth in Exhibit 5; (iii) Licensee shall pay all costs associated with the Modifications ("Modifications Cost"); (iv) Licensee shall, upon execution of the Second Amendment, pay to Licensor the estimated Modifications Costs equal to $12,400 (v) Licensee understands and agrees that Licensor has not and shall not provide any warranty or guarantee as to the workmanship or quality of the Modifications; (vi) Licensee understands and agrees that Licensor may, in its sole discretion, reasonably expand or limit the scope of the Modifications, provided that Licensor gives Licensee advance notice of same; and (vii) any estimated Modifications Costs paid by Licensee that exceed the actual cost of Modifications shall be promptly refunded to Licensee upon full completion of the Modifications.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL OTHER TERMS AND CONDITIONS IN THE AGREEMENT AND FIRST AMENDMENT REMAIN UNMODIFIED.

MASS INNOVATION LABS, LLC		CUE BIOPHARMA, INC.

/s/ Amrit Chaudhuri		/s/ Ronald D. Seidel III
By:	Amrit Chaudhuri	By:	Ronald D. Seidel III
Title:	CEO	Title:	EVP, Head of R&D
Date:	June 28, 2017	Date:	June 28, 2017